EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Blake Stowell

The SCO Group

bstowell@sco.com

Tel:  (801) 932-5703

www.sco.com

SCO NAMES TIM NEGRIS AS SENIOR VICE PRESIDENT OF MARKETING;
PROMOTES SANDEEP GUPTA TO CHIEF TECHNOLOGY OFFICER

Experienced Senior Marketing Executive and Long-Time UNIX Guru Join SCO Executive Team

LAS VEGAS—SCO Forum—August 8, 2005—The SCO Group, Inc. (SCO) (Nasdaq: SCOX), owner of the UNIX operating system and a leading provider of UNIX-based solutions, today announced the appointment of Tim Negris to the position of senior vice president of marketing, and the promotion of Sandeep “Sandy” Gupta to the position of chief technology officer. Negris and Gupta bring solid backgrounds in both marketing and technology leadership to the SCO executive team. Negris and Gupta will report directly to Darl McBride, president and CEO of the SCO Group.

“The combined talents of both Tim and Sandy put our company in a strategic position to execute on our overall product and corporate vision,” said Darl McBride, president and CEO, the SCO Group. “By increasing the strength of our marketing and technology leadership, we’re better equipped to accomplish our goal of building world-class software, accelerating a movement toward more agile business computing and delivering outstanding marketing programs and customer service to our valued customers, partners and resellers.”

“SCO’s exciting new products, rich technical assets, deep management bench, and broad base of customers and partners add up to a great untold story and promising market opportunity for this company,” said Tim Negris, vice president of marketing, the SCO Group. “Today, when somebody orders fast food or makes a phone call anywhere in the world, there is probably a SCO operating system helping to make it happen. Going forward, the recent product performance enhancements will enable SCO’s customers and partners to address even larger solution challenges and opportunities. The coming products will also bring SCO innovation to a wide range of new markets and applications. If you want to understand SCO’s mission as a company, look at the tech, not the torts. I did, and that’s why I am here.”

Tim Negris, Vice President of Marketing

In his new role as vice president of marketing, Negris will be responsible for all product and corporate marketing activities at SCO. Negris is a 25 year veteran of the computer software industry. He brings a strong marketing background to SCO, with broad experience in corporate leadership, strategy, and operations across a wide range of technology and business contexts, from start-ups to large corporations.

Throughout his career, Negris has served as vice president of marketing for a number of large software companies, including Oracle and IBM. He was credited with coining the term “thin client” that is now a ubiquitous notion in Web-based computing. Negris managed all aspects of marketing and brand management in IBM’s largest software business unit, with revenues of $3.5 billion. He was also responsible for all aspects of product marketing for database, office automation, document management, and connectivity product portfolios at Oracle, with revenues over $400 million per year. Prior to these engagements, Negris also worked in product management for Sybase, marketing client/server RDBMS technology.

Over the past 10 years, Negris has grown, managed, and reorganized a variety of business units and companies as president and CEO. He has managed all aspects of business for a number of mid-sized to small organizations, including a number of start-up companies. Negris has also served as a marketing consultant for executives at Hewlett-Packard, Dell, and Dun & Bradstreet.

Sandeep Gupta, Chief Technology Officer

As chief technology officer, Gupta will provide ongoing technology leadership to SCO’s UNIX products. Gupta will also continue to serve as vice president of engineering at SCO, overseeing the company’s movement toward an agile software development model used in developing SCO’s next generation technology products and platforms. Within these duties, Gupta will oversee all development and engineering at SCO offices in Murray Hill, New Jersey; Scotts Valley, California; Lindon, Utah; and Delhi, India.

Gupta joined SCO in 1996 to work in the ISV engineering group. During this time, Gupta worked with strategic ISV partners—including Progress, Oracle, Computer Associates, and others—on their ports to SCO UNIX platforms. Gupta then moved to the SCO UK escalations group and led the 24x7 enterprise escalations engineering team. He also led the SCOx eCommerce and Web Services initiatives. At SCO, Gupta has also conducted the UnixWare development effort in SCO’s Murray Hill, New Jersey development center as senior director of UNIX engineering.

Most recently, Gupta has been serving as SCO’s Vice President of Engineering—providing technology leadership for the development and enhancement of all SCO products, including leading its two major operating system releases of SCO UnixWare 7.1.4 and SCO OpenServer 6. Before joining SCO, Gupta worked for Fujitsu ICL in the UK. During this engagement, Gupta contributed tremendous effort to the core kernel team at ICL that oversaw the reference port and device driver development of UNIX System V on the SPARC platform. Prior to this experience, Gupta started his career as an intern scientist at Indian Space and Research Organization (ISRO), India, where we worked on advanced digital signal processors and also published a paper on complex algorithms for speech synthesis at low bit rates.

About SCO

The SCO Group, Inc. (Nasdaq: SCOX) helps millions of customers to grow their businesses everyday. Headquartered in Lindon, Utah, SCO has a worldwide network of thousands of resellers and developers. SCO Global Services provides reliable localized support and services to partners and customers. For more information on SCO products and services, visit www.sco.com.

SCO, and the associated SCO logo, are trademarks or registered trademarks of The SCO Group, Inc. in the U.S. and other countries. UNIX is a registered trademark of The Open Group.  All other brand or product names are or may be trademarks of, and are used to identify products or services of, their respective owners.

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